Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2005, relating to the consolidated financial statements and financial statement schedules of FirstCity Financial Corporation, which appears in FirstCity Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004.

/s/ KPMG LLP

Dallas, Texas
May 12, 2005